Exhibit 10.1

Cerus Corporation

Amended and Restated Non-Employee Director Compensation Policy

Effective: January 1, 2012

Amended by Compensation Committee: February 13, 2014

Approved by Board of Directors: February 14, 2014

Amended by Board of Directors: April 19, 2017

Amended by Board of Directors: March 2, 2018

Amended by Board of Directors: March 27, 2020

Amended by Board of Directors: February 22, 2021

Amended by Board of Directors: February 17, 2022

Amended by Board of Directors: March 24, 2023

Amended by Board of Directors: June 4, 2024

Amended by Board of Directors: April 23, 2025

Each member of the Board of Directors (the “Board”) of Cerus Corporation (“Cerus”) who is not also serving as an employee of Cerus or any of its affiliates (each such member, a “Director”) will receive the compensation set forth in this Cerus Corporation Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service, as applicable.

Annual Cash Compensation

The annual cash compensation set forth below is payable to each Director, as applicable, in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the service will occur. If a Director joins the Board, or becomes Chairman of the Board or a Chairman or other member of any of the committees of the Board set forth below, in each case at a time other than effective as of the first day of the calendar year, each applicable element of the annual cash compensation set forth below will be pro-rated based on days served in the applicable calendar year, with the pro-rated amount paid for the first quarter in which the Director provides the service (payable not later than 30 days after the Director commences such service), and regular full quarterly amounts paid thereafter. The annual cash compensation is vested upon payment.

1. Annual Cash Retainer:

a. Chairman of the Board: $80,000

b. All other Directors: $45,000

2. Committee Chair Service Fee:

a. Chairman of the Audit Committee: $26,000

b. Chairman of the Compensation Committee: $15,000

c. Chairman of the Nominating and Corporate Governance Committee: $10,000

3. Committee Member (non-Chair) Service Fee:

1.

a. Audit Committee: $13,000

b. Compensation Committee: $8,000

c. Nominating and Corporate Governance Committee: $6,000

Equity Compensation

The equity compensation set forth below will be granted under the Cerus Corporation 2024 Equity Incentive Plan or any successor plan (the “Plan”). All equity awards granted pursuant to this Policy will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board. All equity awards granted pursuant to this Policy will become fully vested immediately prior to a “Change in Control” (as defined in the Plan), subject to the Director’s “Continuous Service” (as defined in the Plan) through such time.

1. Annual Grant, All Directors: On the date of each of Cerus’ Annual Meetings of Stockholders (each, an “Annual Meeting”), each Director will be granted the following equity award, provided that such individual: (i) is a Director on such date, (ii) has been a member of the Board for at least twelve (12) months prior to the date of the applicable Annual Meeting and (iii) will be continuing as a Director immediately following such date:

(a) a restricted stock unit award (“RSU”) for the number of shares of Cerus common stock equal to (i) $150,000, divided by (ii) the average daily closing sales price per share of Cerus common stock for the thirty (30) market trading days immediately prior to the grant date (the “Average 30-Day Price”) or such other amount as determined by the Compensation Committee of the Board1, with the resulting number rounded down to the nearest whole share, with 100% of the shares subject to such RSU vesting on the later of (x) the first anniversary of the date of grant or (y) the day prior to the next Annual Meeting, subject to the Director’s Continuous Service through the applicable vesting date.

2. Initial Grant. On the date of the Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Director will be granted the following equity award:

(a) a restricted stock unit award (“RSU”) for the number of shares of Cerus common stock equal to (i) $225,000, divided by (ii) the Average 30-Day Price or such other amount as determined by the Compensation Committee of the Board1, with the resulting number rounded down to the nearest whole share, with such RSU vesting in three (3) annual installments following the date of grant, subject to the Director’s Continuous Service through the applicable vesting date, subject to the Director’s Continuous Service through the applicable vesting date.

1 For calendar year 2025, the Board determined, based on recommendation of the Compensation Committee, to calculate the number of shares granted pursuant to RSU grants based on a per share price of $2.50.

2.